2018
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”), dated as of February 1, 2018 (the “Grant Date”), by and between FBL Financial Group, Inc., an Iowa corporation (the “Company”) and Employee (the “Participant”) is entered into as follows:

WHEREAS, the Company has established the FBL Financial Group, Inc. Cash-Based Restricted Stock Unit Plan (the “Plan”);

WHEREAS, pursuant to the Plan, the Stock Subcommittee of the Management Development and Compensation Committee of the Board of Directors of the Company (the “Subcommittee”), has the authority to award restricted stock units (“Units”) to certain Participants of the Company;

WHEREAS, the Subcommittee has determined that the Participant should be awarded Units;

NOW, THEREFORE, the Company and the Participant agree as follows:

1.Grant of Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby credits to a separate account maintained on the books of the Company (the “Participant Account”), UNITS Units. On any date, the value of each Unit shall equal the Fair Market Value of one share of the Company’s Class A Common Stock (the “Stock”), as determined in accordance with the Plan.

2.Vesting Schedule.
        2.1 Generally. The interest of the Participant in the Units shall vest upon the satisfaction of the performance goals (the “Performance Goals”) and the period of service (the “Service Goals”) as set forth on Exhibit 2 attached to this Agreement, and incorporated herein by this reference.
2.2 Accelerated Vesting. If Participant’s employment with the Company is terminated before the Vesting Date (as defined in Exhibit 2) by reason of death or Disability [as defined in Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended or restated from time to time (the “Code”)], the interest of the Participant in the Units shall vest as to a prorata portion of the Units. The prorata portion shall be measured by months elapsed from the date of this Agreement to the date of death or date of Disability, as compared to the number of months from the date of this Agreement to the Vesting Date for each 20% portion of the Units. The proration provided for under this paragraph shall only apply in the event the Performance Goals as set forth on Exhibit 2 are met.

3.Dividend and Voting Rights.
3.1 Limitations on Rights Associated with Units. The Participant shall have no rights as a shareholder of the Company, no dividend rights (except as expressly provided in Section 3.2 with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Units or any Stock measuring the Units.
3.2 Dividend Equivalent Rights Distributions. As of any date that the Company pays a special or ordinary cash dividend on its Stock, the Company shall credit the Participant with a dollar amount equal to (i) the per share cash dividend paid by the Company on its Stock on such date, multiplied by (ii) the total number of Units subject to the award that are outstanding immediately prior to the record date for that dividend (a “Dividend Equivalent Right”). Any Dividend Equivalent Rights credited pursuant to the foregoing provisions of this Section 3.2 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Units to which they relate; the amount of any vested Dividend Equivalent Rights shall be paid only in cash. No crediting of Dividend Equivalent Rights shall be made pursuant to this Section 3.2 with respect to any Units which, immediately prior to the record date for that dividend, have either been paid pursuant to Section 5 or forfeited pursuant to Section 4 or otherwise terminated. Dividend Equivalent Rights shall only be credited to Participant in the event the Performance Goals as set forth on Exhibit 2 are met.
4.    Forfeiture. If the Participant’s employment with the Company is involuntarily terminated by the Company or voluntarily terminated by the Participant, the balance of the Units subject to this Agreement that have not vested at the time of the Participant’s termination of employment, and any associated Dividend Equivalent Rights, shall be forfeited by the Participant.
5.    Form and Timing of Payment. As soon as reasonably practical after each Vesting Date and in no case later than the end of the Participant’s tax year in which such Vesting Date occurred, the Company shall pay cash or cash equivalents to the Participant in an amount equal to the Fair Market Value of the Participant’s Units that vested on such Vesting Date, and any Dividend Equivalent Rights that vested on such Vesting Date; provided, however:
(a)to the extent required by Section 409A(2)(B)(i) of the Code, no payment shall be made for 6 months after any Vesting Date;
(b)the Company may further defer a payment to the extent allowed under Section 1.409A-2(b)(7) of the Treasury Regulations; and
(c)the Company may accelerate a payment to the extent allowed under Section 1.409A-3(j)(4) of the Treasury Regulations.

6.    Taxes. The Participant shall be liable for any and all taxes, including withholding taxes, arising out of this grant of Units, the vesting or payment thereof. The Participant acknowledges that the Company may have the obligation to withhold taxes from the amounts paid to the Participant hereunder or otherwise and agrees that the Company may do so as it, in its sole discretion, determines is necessary to comply with its tax withholding obligations.

7.    Statutory Compliance.

7.1 Section 409A. This Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner to avoid the application of Section 409A(a)(1) of the Code. Notwithstanding anything in this Agreement or the Plan to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it deems necessary or desirable to avoid the application of or noncompliance with Section 409A of the Code; provided, however, that neither the Company, the Subcommittee or any other officer, employee or agent shall have any liability to a Participant with respect to any amount paid or payable by the Participant by reason of the application or violation of Section 409A of the Code.
7.2 Section 162(m). The terms of this Agreement and the Plan shall, to the extent possible, be interpreted and operated in a manner that results in the amounts paid hereunder to be designated as “Performance Based Compensation” under Section 162(m) of the Code (including the transition relief provided pursuant to the Tax Cuts & Jobs Act of 2017) and the Treasury Regulations promulgated thereunder (“Performance Based Compensation”). Notwithstanding anything in this Agreement or the plan to the contrary, the Subcommittee shall be authorized to take any unilateral action, including the amendment of this Agreement and the Plan, that it reasonably deems necessary or desirable to cause any amount payable hereunder to qualify as Performance Based Compensation.

8. Miscellaneous.
8.1 Restrictions on Transfer. The Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

8.2 Unfunded, Unsecured Promise. All amounts credited to the Participant’s Account under this Agreement shall for all purposes be a part of the general assets of the Company. The Participant’s interest in his or her Participant Account shall only be that of a general, unsecured creditor of the Company.
8.3 No Stock Rights. The Participant acknowledges that the Units awarded pursuant to this Agreement: (a) are not shares of Stock; (b) do not entitle the Participant to acquire shares of Stock; and (c) do not provide the Participant with any of the rights granted to the holders of Stock, including the rights to vote or to receive dividends, but do provide for the payment of dividend equivalents.
8.4 Change in Capitalization. The Participant acknowledges that the Subcommittee may, in accordance with the Plan, make certain adjustments to the Participant’s rights hereunder in connection with a Change of Capitalization, as that term is defined in the Plan.
8.5 No Employment Rights. The Participant acknowledges and agrees that nothing contained in this Agreement or the Plan shall be construed or deemed under any circumstance to bind the Company to employ the Participant for any particular period of time.
8.6 Clawback. The Participant acknowledges receipt of a copy of the Company’s Impact of Restatement of Financial Statements Upon Awards Policy (the “Clawback Policy”) adopted by the Management Development and Compensation Committee, attached as Exhibit 1 hereto, and agrees that his/her rights hereunder are subject to the terms and conditions of the Clawback Policy, including future amendments thereto.
8.7 Further Actions. The Participant and the Company each agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
8.8 Plan. The Company’s grant of Units pursuant to this Agreement is subject to the terms and conditions of the Plan. The Participant acknowledges receipt and review of the Plan.
8.9 Merger. This Agreement constitutes the final agreement between the Participant and the Company with respect to the subject matter hereof. No other agreements, representations or understandings, whether oral or written, and whether express or implied, which are not set forth in this Agreement or the Plan have been made or entered into by either party with respect to the subject matter herein.
8.10 Amendments. Except as otherwise provided herein or in the Plan, this Agreement may be amended only by a written agreement that identifies itself as an amendment to this Agreement and that is signed by the Participant and the Company.
8.11 Waiver. Except as otherwise provided herein or in the Plan, this Agreement may only be waived by a writing that is signed by the Participant and the Company. A waiver made in accordance with this Section is effective only in that instance and only for the specific purpose stated in such written waiver.
8.12 Choice of Law and Venue. This Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Iowa, without regard to its choice of law provisions. This Agreement shall be enforced in any federal or state court sitting in Polk County, Iowa and each party to this Agreement hereby consents to the jurisdiction and venue of such court and waives any and all arguments that it may have relating to such matters. If any party commences any action arising directly or indirectly from this Agreement in another jurisdiction or venue, the other party to this Agreement may transfer the case to the above-described jurisdiction and venue or, if such transfer cannot be accomplished, to have such case dismissed without prejudice.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement, which shall be effective as of the Grant Date.

FBL FINANCIAL GROUP, INC. By: Its:

Participant: By: Employee

EXHIBIT 1

CLAWBACK POLICY

Policy: Impact of Restatement of Financial Statements and Correction of Financial and Operational Metrics Upon Awards.

If any of the financial statements of FBL Financial Group, Inc. (the “Company”) or Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) are restated because of errors, omissions or fraud, or any financial or operational metric of the Company or FBPCIC was calculated incorrectly (whether or not the Company or FBPCIC is required to restate their respective financial statements) the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of awards of bonuses, and grants of options, restricted stock, restricted stock units and restricted surplus units (together, “awards”) with respect to any fiscal year of the Company or FBPCIC for which such restatement or correction is made. Recoveries may be made from all officers in the Section 16 reporting group regardless of fault, and from any other persons whom the Committee believes were involved in misconduct causing the required restatement or correction (together, “Participants”). Misconduct involves more than mere negligent job performance. The amount to be recovered from the Participant shall be the amount by which awards exceeded the amount that would have been payable to the Participant had the awards been determined based on the restatement or correction, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing. Provisions reflecting this policy shall be placed in all award grant instruments delivered to Participants.

EXHIBIT 2 TO 2018 RESTRICTED STOCK UNIT AGREEMENT BETWEEN FBL FINANCIAL GROUP, INC. AND PARTICIPANT

Restricted Stock Units. Participant hereby accepts the award of Restricted Stock Units when issued and agrees with respect thereto that the award will vest only to the extent of the Units earned by meeting Performance Goals, and then only to the extent Service Goals are satisfied, as follows:

A.	PERFORMANCE GOALS.

(i)	Certification Date:

The “Certification Date” of the Units is the date the Subcommittee certifies the extent to which the performance goals after one year of performance have been attained, which certification shall be made no later than March 1, 2019.

(ii)	Restricted Stock Unit Pre-Tax Income Per Share (RSUPIPS):

RSUPIPS means Non-GAAP Operating Income before taxes per diluted weighted-average common share for the year ended December 31, 2018. Non-GAAP operating income is as defined in the accounting policy for determination of Non-GAAP operating income currently in effect.

(iii)	Performance Goals

Performance parameters of the Restricted Stock Unit award are:

RSUEPS goal:        $2.95

(iv)	Percentage of Number of Restricted Stock Units Available to Vest Pursuant to RSUPIPS Goals

If RSUPIPS equals or exceeds the RSUPIPS goal:        100%

If RSUPIPS is less than the RSUPIPS goal:             0%

B.	SERVICE GOALS

(i)	Each date on which one or more of the Participant’s Unit’s vests shall be deemed a “Vesting Date”.

The Units certified as earned pursuant to the Performance Goals shall vest, subject to Section 2.2 of the Agreement, in an amount equal to 20% of the Units earned, on the close of business on February 1 of the year after the Grant Date, and on February 1 of each subsequent year for four years thereafter (“Vesting Date”), subject to Participant continuing employment with the Company through each such date (“Service Goal”). To the extent certification of attainment of the Performance Goals is not accomplished by the first Vesting Date, the vesting of the first 20% of the Units shall be delayed until after the certification date for that year only.